Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Brigitte Engel
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9270
kpatterson@websense.com	bengel@websense.com

N E W S   R E L E A S E

Websense Announces Record Second Quarter Revenue and Earnings

Net income climbs 54 percent on revenue growth of 35 percent

SAN DIEGO, July 26, 2005—Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management software, today announced its financial results for the second quarter ended June 30, 2005.

Revenue in the second quarter was a record $36 million, an increase of 35 percent from the second quarter of 2004.  Second quarter net income was $8.9 million, or 36 cents per diluted share, an increase of 54 percent compared to the second quarter of 2004.

Billings for the second quarter were $46 million, an increase of 28 percent from the second quarter of 2004.  Billings represent the full amount of subscription contracts billed to customers during the quarter and are a measure of current demand for Websense® products.  The difference between billings booked and revenue recognized in the second quarter resulted in an increase in deferred revenue of $9.9 million from the end of March, bringing total deferred revenue to a record $143.5 million at the end of June.

 For the six months ended June 30, billings were $81.4 million and revenue was $70.2 million, increases of 31 percent and 37 percent, respectively, from the first six months of 2004.  Net income for the same period was $17.5 million, or 71 cents per diluted share, compared with $10.9 million, or 46 cents per diluted share, in the first six months of 2004.

“Our outstanding second quarter results reflected continued strong global demand for web security solutions and a positive initial response by customers and resellers to the Websense Web Security Suite™, with billings directly attributable to security totaling more than 20 percent of quarterly billings,” said John Carrington, chairman and CEO of Websense, Inc.  “We have continually focused on differentiating our offerings with enhanced security features, additional reporting capabilities and targeted multi-product solutions.  We have also invested in training our customers on the full features and functionality of Websense.  As a result, customers recognize the higher value delivered by Websense solutions, and both new and renewal business were ahead of expectations.”

Record Levels of Operating Income Achieved

For the second quarter of 2005, operating income increased 45 percent from the second quarter of 2004 to $12.7 million, or 35.3 percent of revenue, and was within the range of the company’s operating margin guidance of 35 to 36 percent. Gross margin was 93 percent of revenue, consistent with gross margin levels throughout 2004 and 2005.

During the quarter, the company continued to fund investments in research and development, spending $4 million, or 11 percent of revenue, to enhance the Websense Enterprise® platform and develop new complementary offerings. A significant portion of the company’s research and development investment is focused on enhancing the security features of Websense Enterprise and related add-on products and in expanding and maintaining the integration of Websense technologies with other network security platforms.

Selling and marketing expense was $13.9 million for the quarter, or 39 percent of revenue, reflecting on-going investments in worldwide advertising, cooperative marketing, end-user programs and trade show participation to build awareness and demand for Websense products.

Balance Sheet Continues to Strengthen as Cash and Investments Increase

The company ended the second quarter of 2005 with $286.3 million in cash and investments, an increase of $18.7 million from the first quarter, and zero debt. The increase in the cash and investments balance reflected operating cash flow of $23.1 million, partially offset by approximately $10.3 million spent during the second quarter to repurchase 200,000 shares of the company’s common stock at an average price of $51.29. To date, Websense has repurchased 1,331,000 shares out of the two million shares authorized for repurchase by the Board of Directors.

Additional Second Quarter Business Highlights

In addition to record revenue and operating performance, in the second quarter Websense continued to gain visibility in the marketplace, expand both the number and breadth of its technology partnerships, enhance its product offerings, and increase its installed base of customers worldwide.  Highlights of the company’s business activities and results included:

•                  Numerous awards and media recognition, including:

•                  Inclusion in FORTUNE Small Business Magazine’s FSB 100 List of 100 Fastest Growing Small Companies in America for the second consecutive year, with an overall rank of 31.  Websense was one of only 17 technology companies included on the list.

•                  A ranking of 23 on BusinessWeek’s annual list of the 100 Best Small Companies/Hot Growth Companies.

•                  Named to Business 2.0 Magazine’s annual list of the Fastest Growing Technology Companies for the second consecutive year, with a rank of 10 based on growth in revenue, profit, and operating cash flow.

•                  Websense Security Labs™ issued 70 security alerts notifying subscribers of dangerous phishing scams, spyware, Trojan keyloggers and worms, and more than 2,500 high-risk URLs and executables were added to the Security Premium Group™ and Client Policy Manager™ databases through real-time security updates to subscribing customers.

•                  The company announced new versions of Websense Client Policy Manager and Websense Web Security Suite – Lockdown Edition™ that provide protection from malicious code on removable media, such as floppy drives, memory sticks, CD/DVD drives and compact flash memory cards.

•                  Billings directly attributable to security products, which include Websense Web Security Suite, Security Premium Group™, Instant Messaging Attachment Manager™, Real Time Security Updates™, and Client Policy Manager™, increased to 21 percent of quarterly billings, compared to 16 percent in the first quarter of 2005 and 12 percent for all of 2004.

•                  The company announced new integrations of its award-winning web filtering and web security software with enterprise security management software from ArcSight and the NS Series of best-practices security appliances from Network Engines.  Websense solutions are integrated with more than 30 security platforms and are available on a stand-alone basis, offering customers a wide range of implementation options for maximum flexibility in securing their network.

•                  Seats under subscription increased by approximately 1.3 million from the first quarter of 2005 and by approximately 3.7 million from the second quarter of 2004, to 21.6 million seats. At the end of the second quarter more than 55 percent of all subscriptions included one or more add-on products, compared to approximately 40 percent a year ago.

•                  International customers accounted for 32 percent of subscription revenue in the quarter, consistent with results for the past three quarters.  Significant new and renewing customers outside the U.S. included Roche Diagnostics, Deutsche Telekom and the Hong Kong and Shanghai Bank.

•                  Worldwide customer renewals remained strong and were in line with the recent historical range of 75 to 80 percent.

•                  Renewal business accounted for approximately 65 percent of subscription revenue, consistent with the levels achieved during the past four quarters.

•                  The average annualized contract value was approximately $8,000, compared to $6,900 in the second quarter of 2004 and $7,700 in the first quarter of 2005.

•                  51 percent of the quarter’s billings were one-year in length, compared to 55 percent in the second quarter of 2004 and approximately 56 percent in the first quarter of 2005.

•                  The Websense database grew to more than eleven million websites, classified into more than 90 categories in over 50 languages. Additionally, the company has identified and categorized nearly one million software application and executable files in its Client Policy Manager database.  The security-related categories of both databases continued to expand, with the addition of more than 15,000 malicious websites and more than 1,800 malicious applications during the quarter.

Third Quarter 2005 Outlook

Websense provides guidance on its anticipated financial performance for the coming quarter based on its assessment of the current business environment and historical seasonal trends in its business. In providing quarterly guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as conditions change.

For the third quarter of 2005,

•                  Billings are expected to be in the range of $47 to $48 million.

•                  Subscription revenue is expected to be in the range of $37.5 to $38 million.

•                  Gross margin is expected to remain consistent with prior quarters at approximately 93 percent of revenue.

•                  Operating margin is expected to be approximately 35 to 36 percent of revenue.

•                  The effective tax rate is expected to be approximately 36 percent.

•                  Based on the above revenue and expense structure, earnings are expected to be approximately 38 cents per diluted share.

Conference Call

Websense is hosting a conference call and simultaneous webcast today at 4:30 p.m. EDT (1:30 p.m. PDT), to discuss these results. To participate in the call, investors should dial (800) 967-7185 (domestic) or (719) 457-2634 (international) ten minutes prior to the scheduled start of the call. The webcast may be accessed via the internet at www.websense.com/investors. An audio archive of the Webcast will be available on the company’s website through September 30, 2005 and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 7140507.

Non-GAAP Financial Measures

This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of billings and deferred revenue for the second quarter of 2005 is set forth at the end of this press release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to internet use including instant messaging, peer-to-peer, and spyware. By providing usage policy enforcement at the internet gateway, on the network and at the desktop, Websense products enhance productivity and security, optimize the use of IT resources and mitigate legal liability for our customers. For more information, visit www.websense.com.

© 2005, Websense, Inc. All rights reserved. Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “guidance” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance, including estimates of billings and revenue and other guidance; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; changes in estimated amounts based on the review and audit of Websense’s financial statements by its independent auditors; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Tables to follow

Websense, Inc.

Consolidated Income Statements

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Revenue	$36,026	$26,643	$70,208	$51,254

Cost of revenue	2,501	1,774	5,001	3,465

Gross margin	33,525	24,869	65,207	47,789

Operating expenses:
Selling and marketing	13,872	10,449	26,200	19,865
Research and development	4,007	3,534	8,031	7,101
General and administrative	2,938	2,133	5,809	4,352
Total operating expenses	20,817	16,116	40,040	31,318
Income from operations	12,708	8,753	25,167	16,471
Other income, net	1,201	456	2,155	869
Income before income taxes	13,909	9,209	27,322	17,340
Provision for income taxes	4,975	3,402	9,776	6,406
Net income	$8,934	$5,807	$17,546	$10,934

Basic net income per share	$0.37	$0.25	$0.74	$0.48
Diluted net income per share	$0.36	$0.24	$0.71	$0.46

Basic common shares	23,835	22,971	23,754	22,824
Diluted common shares	24,749	23,928	24,740	23,806

Financial Data:
Total deferred revenue	$143,548	$105,012	$143,548	$105,012

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$33,150	$38,878
Investments in marketable securities	253,115	204,910
Accounts receivable, net	32,666	44,309
Prepaid income taxes	3,378	3,201
Deferred income taxes	8,530	8,530
Other current assets	3,271	1,525
Total current assets	334,110	301,353

Property and equipment, net	4,154	3,955
Deferred income taxes, less current portion	9,523	9,523
Deposits and other assets	512	462

Total assets	$348,299	$315,293

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,592	$1,100
Accrued payroll and related benefits	7,017	7,163
Other accrued expenses	5,087	5,011
Income taxes payable	1,971	1,758
Deferred revenue, current portion	97,597	90,686
Total current liabilities	113,264	105,718

Deferred revenue, less current portion	45,951	41,631

Stockholders’ equity:
Common stock	242	235
Additional paid-in capital	171,524	150,447
Treasury stock	(17,335)	—
Retained earnings	35,227	17,681
Accumulated other comprehensive loss	(574)	(419)
Total stockholders’ equity	189,084	167,944

Total liabilities and stockholders’ equity	$348,299	$315,293

Websense, Inc.

Reconciliation of Billings to Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance March 31, 2005	$133,608
Billings second quarter 2005	45,966
Revenue recognized second quarter 2005	(36,026)
Deferred revenue balance June 30, 2005	$143,548